Filed Pursuant to Rule 424(b)(7)
Registration No. 333-269193

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 12, 2023)

8,000,000 Shares

Expro Group Holdings N.V.

Common Stock

The selling shareholders identified in this prospectus supplement are offering 8,000,000 shares of our common stock. We are not selling any shares of common stock under this prospectus supplement and the accompanying prospectus, and we will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “XPRO.” The closing sale price of our common stock on the NYSE on January 11, 2023 was $18.45 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated herein before you make any investment in our securities.

	Per Share	Total
Public offering price	$16.50	$132,000,000
Underwriting discounts and commissions(1)	$0.7425	$5,940,000
Proceeds, before expenses, to the selling shareholders	$15.7575	$126,060,000

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting” for additional information regarding compensation payable to the underwriters.

The underwriters may also purchase up to an additional 1,200,000 shares from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment therefor on or about January 18, 2023.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan

DNB Markets	Barclays	Evercore ISI

HSBC	Piper Sandler	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is January 12, 2023

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We, the selling shareholders and the underwriters have not authorized any dealer, salesman or other person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus and we can provide no assurance as to the reliability of such information. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the dates on the front of these documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.

Please read “Cautionary Note Regarding Forward-Looking Statements” on page S-7 of this prospectus supplement.

S-i

BASIS OF PRESENTATION

Unless otherwise indicated, references to “Frank’s” refer to Frank’s International N.V., the predecessor reporting entity prior to the Merger (as defined herein), references to “Legacy Expro” refer to Expro Group Holdings International Limited, the entity acquired by the Company in the Merger, and references to “Expro,” the “Company,” “we,” “our,” and “us” refer to Expro Group Holdings N.V., following the consummation of the Merger and unless the context otherwise requires, Frank’s prior to the consummation of the Merger.

On March 10, 2021, the Company and New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger with Legacy Expro providing for the merger of Legacy Expro with and into Merger Sub in an all-stock transaction, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of the Company (the “Merger”). The Merger closed on October 1, 2021, and Frank’s was renamed Expro Group Holdings N.V. The Merger has been accounted for using the acquisition method of accounting with Legacy Expro being identified as the accounting acquirer. The historical financial information presented in this prospectus supplement reflects the financial position, results of operations and cash flows of only Legacy Expro for all periods prior to the Merger and of the combined company (including activities of Frank’s) for all periods subsequent to the Merger.

INDUSTRY DATA

Market and industry data and forecasts used in this prospectus supplement and the documents incorporated by reference herein have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

This prospectus supplement and the documents incorporated by reference herein contain trademarks, tradenames and service marks that are owned by us or other companies. Solely for convenience, the trademarks, tradenames and service marks referred to in this prospectus supplement and the documents incorporated by reference herein may appear without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames and service marks. We do not intend our use or display of other parties’ trademarks, tradenames or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus but may not contain all information that may be important to you. This prospectus supplement includes the terms of this offering, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision.

Company Overview

We are a leading provider of energy services across the entire well life cycle, offering cost-effective, innovative solutions and what we consider to be best-in-class safety and service quality. Our extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, we have approximately 7,600 employees and provide services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

Our Operations

Our broad portfolio of products and services are designed to enhance production and improve recovery across the well lifecycle from exploration through abandonment, including:

Well Construction

Our well construction products and services support customers’ new wellbore drilling, wellbore completion and recompletion, and wellbore plug and abandonment requirements. In particular, we offer advanced technology solutions in drilling, tubular running services, cementing and tubulars. With a focus on innovation, we are continuing to advance the way wells are constructed by optimizing process efficiency on the rig floor, developing new methods to handle and install tubulars and mitigating well integrity risks.

Well Management

Our well management offerings consist of well flow management, subsea well access and well intervention and integrity services:

•

Well flow management: We gather valuable well and reservoir data, with a particular focus on well-site safety and environmental impact. We provide global, comprehensive well flow management systems for the safe production, measurement and sampling of hydrocarbons from a well during the exploration and appraisal phase of a new field; the flowback and clean-up of a new well prior to production; and in-line testing of a well during its production life. We also provide early production facilities to accelerate production; production enhancement packages to enhance reservoir recovery rates through the realization of production that was previously locked within the reservoir; and metering and other well surveillance technologies to monitor and measure flow and other characteristics of wells.

•	Subsea well access: With over 35 years of experience providing a wide range of fit-for-purpose subsea well access solutions, our technology aims to ensure safe well access and optimized production throughout the lifecycle of the well. We provide what we believe to be the most reliable, efficient and cost-effective subsea well access systems for exploration and appraisal, development, intervention and abandonment, including an extensive portfolio of standard and bespoke Subsea Test Tree Assemblies, a rig-deployed Intervention Riser System and a vessel-deployed, wire through water Riserless Well Intervention System. We also provide systems integration and project management services.

•

Well intervention and integrity: We provide well intervention solutions to acquire and interpret well data, ensure well bore integrity and improve production. In addition to our extensive fleet of mechanical and cased hole wireline units, we have recently introduced a number of cost-effective, innovative well intervention services, including CoilHose™, a lightweight, small-footprint solution for wellbore lifting, cleaning and chemical treatments; Octopoda™, for fluid treatments in wellbore annuli; and Galea™, an autonomous well intervention solution. We also possess several other distinct technical capabilities, including non-intrusive metering technologies and wireless telemetry systems for reservoir monitoring.

We operate a global business and have a diverse and stable customer base that is comprised of national oil companies (“NOC”), international oil companies (“IOC”), independent exploration and production companies and service partners. We have strong relationships with a number of the world’s largest NOCs and IOCs, some of which have been our customers for decades. We are dedicated to safely and sustainably delivering maximum value to our customers.

Our Strategy

The combination of Legacy Expro and Frank’s brought together two companies with decades of market leadership to create a leading energy services provider with an extensive portfolio of capabilities across the well lifecycle. As a result of the Merger and the progress that we have made in integrating the business and operations of Legacy Expro and Frank’s, we believe we are well positioned to support our customers around the world, improve profitability and invest in emerging growth opportunities. Our corporate strategy is designed to leverage existing capabilities and position Expro as a solutions provider with a technologically differentiated offering. In particular, our objectives for 2023, which we expect will drive our performance in the year ahead, include: (i) exceeding industry expectations in regard to safety and operational performance; (ii) advancing our products and services portfolio to provide customers with cost-effective, innovative solutions to produce oil, gas and geothermal resources more efficiently and with a lower carbon footprint; (iii) improving financial performance by continuing to realize Merger-related synergies, sustaining our relentless drive for efficiency and better utilizing existing assets; (iv) nurturing our culture based on core values and agreed behaviors, empowering our people to be innovative, agile and responsive, and embracing diversity; and (v) leveraging the power of data to improve our own business practices and deliver more value to our customers.

Corporate Information

We are a Netherlands limited liability company. Our principal executive offices are located at 1311 Broadfield Boulevard, Suite 400, Houston, Texas 77084, and our telephone number at that address is (713) 463-9776. We maintain a website at www.expro.com. Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this prospectus supplement and does not constitute part of this prospectus supplement.

The Offering

Common stock offered by the selling shareholders	8,000,000 shares (or 9,200,000 shares if the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares	The underwriters have been granted a 30-day option to purchase up to 1,200,000 additional shares of our common stock from the selling shareholders at the public offering price, less underwriting discounts and commissions.

Common stock outstanding before and after this offering	108,809,808 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from this offering will be received by the selling shareholders.

Dividends	We currently do not pay cash dividends on our common stock. The declaration and payment of future dividends will be at the discretion of our board of directors (the “Board”) and will depend upon, among other things, future earnings, general financial condition, liquidity, capital requirements, restrictions contained in our financing agreements, including our revolving credit facility, and general business conditions. Accordingly, there can be no assurance that we will pay dividends. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-6 of this prospectus supplement and in the other documents incorporated herein before you make any investment in our securities.

Listing and trading symbol	Our common stock is listed on the NYSE under the symbol “XPRO.”

The number of shares of common stock to be outstanding before and after this offering excludes:

•	6,818,456 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2022, with a weighted average exercise price of $17.19 per share;

•	1,838,151 shares of common stock issuable upon the vesting and settlement of restricted stock units as of September 30, 2022; and

•	133,863 shares of common stock issuable under our employee stock purchase plan as of September 30, 2022.

Summary Historical Consolidated Financial Information

The following tables present our summary historical consolidated financial information. The statement of operations information for the years ended December 31, 2021, 2020 and 2019 and the summary balance sheet information as of December 31, 2021 and 2020 have been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “Annual Report”), which is incorporated into this prospectus supplement by reference. The statement of operations information for the nine months ended September 30, 2022 and 2021 and the balance sheet information as of September 30, 2022 have been derived from our unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2022, which is incorporated into this prospectus supplement by reference. The financial information set forth in the tables below is not necessarily indicative of our results of future operations or our future financial position and should be read in conjunction with our consolidated financial statements and accompanying notes thereto incorporated by reference in this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
	(in thousands, except per share information)
Statement of Operations Information:
Total Revenue	$928,452	$530,093	$825,762	$675,026	$810,064
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(779,808)	(448,792)	(701,165)	(566,876)	(677,184)
General and administrative expense, excluding depreciation and amortization expense	(47,943)	(18,936)	(73,880)	(23,814)	(29,360)
Depreciation and amortization expense	(105,229)	(79,754)	(123,866)	(113,693)	(122,503)
Impairment expense	—	—	—	(287,454)	(49,036)
Gain on disposal of assets	—	—	1,000	10,085	—
Merger and integration expense	(8,624)	(19,143)	(47,593)	(1,630)	—
Severance and other expense	(5,414)	(6,097)	(7,826)	(13,930)	(4,444)

Total operating cost and expenses	(947,018)	(572,722)	(953,330)	(997,312)	(882,527)

Operating loss	(18,566)	(42,629)	(127,568)	(322,286)	(72,463)
Other income, net	1,672	1,311	3,992	3,908	226
Interest and finance income (expense), net	3,227	(2,553)	(8,795)	(5,656)	(3,300)

Loss before taxes and equity in income of joint ventures	(13,667)	(43,871)	(132,371)	(324,034)	(75,537)
Equity in income of joint ventures	10,141	11,508	16,747	13,589	9,639

Loss before income taxes	(3,526)	(32,363)	(115,624)	(310,445)	(65,898)
Income tax expense	(29,550)	(8,323)	(16,267)	3,400	1,137

Net loss	$(33,076)	$(40,686)	$(131,891)	$(307,045)	$(64,761)

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
	(in thousands, except per share information)
Loss per common share:
Basic and diluted	$(0.30)	$(0.57)	$(1.64)	$(4.33)	$(0.91)
Weighted average common shares outstanding:
Basic and diluted	109,183,863	70,889,753	80,525,694	70,889,753	70,889,753

	As of September 30,	As of December 31,
	2022	2021	2020
	(in thousands)
Balance Sheet Information:
Cash and cash equivalents	$153,686	$235,390	$116,924
Total current assets	790,606	764,134	427,952
Property, plant and equipment, net	448,555	478,580	294,723
Total assets	1,854,286	1,854,638	1,039,751
Total current liabilities	382,089	331,206	224,219
Total liabilities	592,152	557,067	427,767
Total stockholders’ equity	1,262,134	1,297,571	611,984
Total liabilities and stockholders’ equity	1,854,286	1,854,638	1,039,751

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our common stock you should carefully consider the risk factors included in our Annual Report, which is incorporated by reference into this prospectus supplement, together with all of the other information included in this prospectus supplement and the other documents we incorporate by reference. If any of the risks discussed in the foregoing documents were to occur, our business, results of operations, financial condition and cash flows may be materially adversely affected and you could lose all or part of your investment. See “Where You Can Find More Information.”

Risks Related to the Offering

The selling shareholder may sell a large number of shares of our common stock, which could adversely affect the trading price of our common stock.

The selling shareholders identified in this prospectus supplement are offering 8,000,000 shares of our common stock. As of January 9, 2023, the shares offered by the selling shareholders represented approximately 7.4% of our outstanding shares of common stock. In connection with this offering, the underwriters entered into agreements with the selling shareholders, which subjects approximately 22.7 million of the shares of our common stock held by the selling shareholders and our directors and executive officers to a 60-day “lock-up” period commencing on the date of this prospectus supplement (after giving effect to the sale of shares by the selling shareholders in this offering and assuming the underwriters do not exercise their option to purchase additional shares). The sale of all or a substantial portion of these shares of our common stock in the public market upon expiration of these “lock-up” agreements, or the perception that these sales might occur, could cause the market price of our common stock to decrease and may make it more difficult for us to sell our equity securities in the future at a time and upon terms that we deem appropriate. In addition, the representatives of the underwriters, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then these shares of common stock, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our common stock to decline and further impair our ability to raise capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express a belief, expectation or intention, as well as those that are not statements of historical fact. Forward-looking statements include information regarding our future plans and goals and our current expectations with respect to, among other things:

•	our business strategy and prospects for growth;

•	post-Merger integration;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount and timing of any future share repurchases;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	the exploration, development and production activities of our customers;

•	the market for our existing and future products and services;

•	competition and government regulations; and

•	general economic and political conditions, including political tensions, conflicts and war (such as the ongoing conflict in Ukraine).

These forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “goal,” “plan,” “intend,” “potential,” “predict,” “project,” “may,” “outlook,” or other terms that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. The forward-looking statements in this prospectus supplement speak only as of the date hereof; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. Forward-looking statements are not assurances of future performance and involve risks and uncertainties. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

•

uncertainty relating to global crude oil demand and crude oil prices that correspondingly may lead to significant reductions in oil and gas activity, which in turn could result in significant declines in demand for our products and services;

•

uncertainty regarding the extent and duration of the remaining restrictions in the United States and globally on various commercial and economic activities due to COVID-19, including uncertainty regarding the re-imposition of restrictions due to resurgences in infection rates;

•

uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the products and services we provide and the commercial opportunities available to us;

•	the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

•	unique risks associated with our offshore operations;

•

political, economic and regulatory uncertainties in our international operations, including the impact of actions taken by the Organization of Petroleum Exporting Countries and certain other oil producing nations (“OPEC+”) with respect to production levels and the effects thereof;

•	our ability to develop new technologies and products;

•	our ability to protect our intellectual property rights;

•	our ability to attract, train and retain key employees and other qualified personnel;

•	operational safety laws and regulations;

•	international trade laws and sanctions;

•

severe weather conditions and natural disasters, and other operating interruptions (including explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	policy or regulatory changes;

•	the overall timing and level of transition of the global energy sector from fossil-based systems of energy production and consumption to more renewable energy sources;

•	perception related to our environmental, social and governance (“ESG”) performance as well as current and future ESG reporting requirements; and

•	uncertainty with respect to integration and realization of expected synergies following completion of the Merger.

These and other important factors that could affect our operating results and performance are described in the “Risk Factors” section of our Annual Report, which is incorporated by reference into this prospectus supplement, together with all of the other information included in this prospectus supplement and the other documents we incorporate by reference into this prospectus supplement. Should one or more of the risks or uncertainties described in the documents above or in this prospectus supplement occur, or should underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statements. All such forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by the cautionary statements in this section.

USE OF PROCEEDS

We will not issue any new shares of our common stock as part of this offering and we will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders, including from any exercise by the underwriters of their option to purchase additional shares. All of the net proceeds from this offering will be received by the selling shareholders.

DIVIDEND POLICY

We currently do not pay cash dividends on our common stock. The declaration and payment of future dividends will be at the discretion of the Board and will depend upon, among other things, future earnings, general financial condition, liquidity, capital requirements, restrictions contained in our financing agreements, including our revolving credit facility, and general business conditions. Accordingly, there can be no assurance that we will pay dividends.

SELLING SHAREHOLDERS

The following table sets forth information as to the beneficial ownership of our common stock held by the selling shareholders as of January 9, 2023, prior to and after giving effect to this offering. The information set forth below relating to the selling shareholders as of January 9, 2023 is based on information supplied to us by the selling shareholders on or prior to that date. We have not sought to verify such information. The selling shareholders may hold or acquire at any time shares of our common stock in addition to the shares offered by this prospectus supplement and may have acquired additional shares of our common stock since the date on which the information was provided to us. Additionally, the selling shareholders may have sold or transferred some or all of their shares of our common stock since such date. Other information about the selling shareholders may also change over time.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power.

	Common Stock Owned Prior to This Offering		Shares of Common Stock Offered Hereby		Common Stock Owned After This Offering(2)
Name and Address of Selling Shareholders(3)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)	Assuming No Exercise of Underwriters’ Option	Assuming Full Exercise of Underwriters’ Option	Shares of Common Stock Beneficially Owned Assuming No Exercise of Underwriters’ Option	Percentage of Common Stock Beneficially Owned Assuming No Exercise of Underwriters’ Option(1)	Shares of Common Stock Beneficially Owned Assuming Full Exercise of Underwriters’ Option	Percentage of Common Stock Beneficially Owned Assuming Full Exercise of Underwriters’ Option(1)
ALOHA European Credit Fund, L.P.	407,152	*	221,391	254,600	185,761	*	152,552	*
AustralianSuper Pty Ltd	1,109,051	1.0%	596,304	685,750	512,747	*	423,301	*
BAE Systems Pension Funds Trustees Limited	191,910	*	104,352	120,005	87,558	*	71,905	*
Superannuation Funds Management Corporation of South Australia as trustee for Credit Unit Trust	494,509	*	68,587	78,875	425,922	*	415,634	*
OHA-CDP ESCF, L.P.	1,092,369	1.0%	593,981	683,078	498,388	*	409,291	*
OHA BCSS SSD, L.P.	231,142	*	125,684	144,536	105,458	*	86,606	*
OHA MPS SSD, L.P.	231,142	*	125,685	144,538	105,457	*	86,604	*
The Coca-Cola Company Master Retirement Trust	477,799	*	259,806	298,777	217,993	*	179,022	*
OHA Diversified Credit Strategies Fund (Parallel), L.P.	478,632	*	260,258	299,297	218,374	*	179,335	*
OHA MD Opportunistic Credit Master Fund, L.P.	724,412	*	393,903	452,988	330,509	*	271,424	*
OHA European Strategic Credit Master Fund (Euro), L.P.	1,337,775	1.2%	727,422	836,535	610,353	*	501,240	*
OHA Diversified Credit Strategies Tractor Master Fund, L.P.	948,971	*	516,008	593,409	432,963	*	355,562	*
Mercer QIF Fund PLC-Mercer Investment Fund 1	333,930	*	181,576	208,812	152,354	*	125,118	*
Lerner Enterprises LLC	150,702	*	81,945	94,237	68,757	*	56,465	*

	Common Stock Owned Prior to This Offering		Shares of Common Stock Offered Hereby		Common Stock Owned After This Offering(2)
Name and Address of Selling Shareholders(3)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)	Assuming No Exercise of Underwriters’ Option	Assuming Full Exercise of Underwriters’ Option	Shares of Common Stock Beneficially Owned Assuming No Exercise of Underwriters’ Option	Percentage of Common Stock Beneficially Owned Assuming No Exercise of Underwriters’ Option(1)	Shares of Common Stock Beneficially Owned Assuming Full Exercise of Underwriters’ Option	Percentage of Common Stock Beneficially Owned Assuming Full Exercise of Underwriters’ Option(1)
OHA Diversified Credit Strategies Master Fund (Parallel II), L.P.	2,121,059	1.9%	1,160,084	1,334,097	960,975	*	786,962	*
OCA OHA Credit Fund LLC	637,972	*	346,900	398,935	291,072	*	239,037	*
OHA Diversified Credit Strategies Fund Master, L.P.	3,718,203	3.4%	828,799	953,119	2,889,404	2.7%	2,765,084	2.5%
Oregon Public Employees Retirement Fund	1,352,579	1.2%	289,109	332,475	1,063,470	*	1,020,104	*
AD CCF (Europe) S.à r.l	613,405	*	333,542	383,573	279,863	*	229,832	*
Master SIF SICAV-SIF	119,102	*	64,762	74,476	54,340	*	44,626	*
OHA Structured Products Master Fund C, L.P.	551,346	*	299,797	344,767	251,549	*	206,579	*
OHA S.C.A., SICAV-SIF	313,230	*	170,320	195,868	142,910	*	117,362	*
OHA Finlandia Credit Fund, L.P.	574,641	*	104,100	119,715	470,541	*	454,926	*
OHA Custom Multi-Sector Credit Master Fund, L.P.	267,924	*	145,685	167,538	122,239	*	100,386	*

*	Represents less than 1%.
(1)

Percentage of our common stock beneficially owned is based on 108,809,808 shares of common stock outstanding as of January 9, 2023, together with any shares of common stock which the person has the right to acquire beneficial ownership within 60 days, including through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Shares of common stock which the person has the right to acquire beneficial ownership on January 9, 2023 and within 60 days thereafter are deemed outstanding for computing the percentage of beneficial ownership of such person, but are not deemed outstanding for computing the percentage of any other person.

(2)	Assumes that the selling shareholders dispose of all of the shares of the common stock offered hereby and do not acquire beneficial ownership of any additional shares of common stock.
(3)

The selling shareholders named in the table above are advised and/or managed by Oak Hill Advisors, L.P. and/or one of its investment advisory affiliates (collectively, the “Oak Hill Funds”). Eitan Arbeter and Alan Schrager are employees of Oak Hill Advisors, L.P. and members of our Board since October 2021. The address of the Oak Hill Funds is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.

MATERIAL NETHERLANDS INCOME AND ESTATE TAX CONSIDERATIONS

Introduction

This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of our common stock. It does not purport to describe all the tax considerations that may be relevant to a particular holder of our common stock (a “Shareholder”). Shareholders are advised to consult their own tax counsel with respect to the tax consequences of acquiring, holding and/or disposing of our common stock. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law.

This summary does not address the tax consequences of:

•

A Shareholder who is an individual, either resident or non-resident in the Netherlands, and who has a (deemed) substantial interest ((fictief) aanmerkelijk belang) in us within the meaning of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, if a person holds an interest in us, such interest forms part of a (deemed) substantial interest in us, if any or more of the following circumstances is present:

1.

If a Shareholder, either alone or, together with such Shareholder’s partner (a statutorily defined term) owns or is deemed to own, directly or indirectly, either a number of common stock in us representing five percent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five percent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or profit participating certificates (winstbewijzen), relating to five percent or more of our annual profit or to five percent of our liquidation proceeds.

2.	If the shares, profit participating certificates or rights to acquire shares in us are held or deemed to be held following the application of a non-recognition provision.

3.	If the partner of a Shareholder, or one of certain relatives of the Shareholder or of this partner has a substantial interest (as described under 1. and 2. above) in us.

•

A Shareholder receiving income or realizing capital gains in their capacity as future, present or past employee (werknemer) or member of a management board (bestuurder), or supervisory director (commissaris); the income from which is taxable in the Netherlands.

•

Pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) and other entities that are, in whole or in part, not subject to or exempt from corporate income tax in the Netherlands, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands have agreed to exchange information in line with international standards.

•	A Shareholder who is an individual and who is a qualifying non-resident taxpayer within the meaning of article 7.8, paragraph 6, of the Dutch Income Tax Act 2001.

For purposes of Dutch personal income tax and Dutch corporate income tax, common stock legally owned by a third party, such as a trustee, foundation or similar entity or arrangement, may under certain circumstances have to be allocated to the (deemed) settler, grantor or similar organizer (the “Settlor”), or, upon the death of the Settlor, such Settlor’s beneficiaries in proportion to their entitlement to the estate of the Settlor of such trust or similar arrangement.

This summary is based on the tax laws and principles (unpublished case law not included) in the Netherlands as in effect on the date of this prospectus supplement, which are subject to changes that could prospectively or retroactively affect the stated tax consequences. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands.

Dividend Withholding Tax

General

We are generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by us; the dividend withholding tax is for account of the Shareholder. The concept dividends “distributed by us” as used in this section includes, but is not limited to:

•	distributions of profits in cash or in kind, deemed and constructive distributions, and repayments of paid-in capital which are not recognized for Dutch dividend withholding tax purposes;

•

liquidation proceeds, or proceeds from the repurchase or redemption of common stock by us or one of our subsidiaries or other affiliated entities in excess of the average paid-in capital of those shares recognized for Dutch dividend withholding tax purposes;

•

the par value of our common stock issued to a Shareholder or an increase of the par value of our common stock, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of paid-in capital recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the par value of the common stock concerned has been reduced by an equal amount by way of an amendment to our articles of association.

Remittance to the Dutch tax authorities

In general, we will be required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. However, under certain circumstances, we are allowed to reduce the amount to be remitted to the Dutch tax authorities by the lesser of:

•	3% of the portion of the distribution paid by us that is subject to Dutch dividend withholding tax; and

•

3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by us from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by us) and the two preceding calendar years, as far as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above mentioned reduction.

Although this reduction reduces the amount of Dutch dividend withholding tax that we are required to remit to the Dutch tax authorities, it does not reduce the amount of tax that we are required to withhold on dividends distributed.

Residents of the Netherlands

A Shareholder which is resident or deemed resident in the Netherlands for Dutch tax purposes is generally entitled to a full credit of any Dutch dividend withholding tax against the Dutch (corporate) income tax liability of such Shareholder, and is generally entitled to a refund in the form of a negative assessment of Dutch (corporate) income tax, insofar such Dutch dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds such Shareholder’s aggregate Dutch income tax or Dutch corporate income tax liability.

If and to the extent that such a corporate Shareholder is eligible for the application of the participation exemption (deelnemingsvrijstelling) with respect to the common stock and the participation (deelneming) forms part of the assets of the business enterprise of a Shareholder in the Netherlands, dividends distributed by us are in principle exempt from Dutch dividend withholding tax.

Pursuant to domestic anti-dividend stripping rules, no exemption from Dutch dividend withholding tax, credit against Dutch (corporate) income tax, refund or reduction of Dutch dividend withholding tax shall apply if the recipient of the dividend distributed by us is not considered to be the beneficial owner (uiteindelijk gerechtigde) as meant in these rules, of such dividends.

Non-residents of the Netherlands (including but not limited to U.S. Shareholders)

A non-resident Shareholder, which is resident in the non-European part of the Kingdom of the Netherlands or in a country that has concluded a tax treaty with the Netherlands, may be eligible for a full or partial relief or refund from Dutch dividend withholding tax, provided that (i) such relief or refund is timely and duly claimed, and (ii) the entitlement to such relief or refund is not restricted pursuant to a provision for the prevention of fraud or abuse included in such tax treaty.

In addition, pursuant to domestic law, a non-resident Shareholder that is not an individual, is entitled to an exemption from Dutch dividend withholding tax, provided that each of the following tests are satisfied:

1.	the non-resident Shareholder is, according to the tax law of:

a.

a Member State of the European Union, or another state designated by a ministerial decree that is a party to the Agreement regarding the European Economic Area, resident there and it is not transparent for tax purposes according to the tax law of such state; or

b.

a state not being a Member State of the European Union or another state designated by a ministerial decree, that is a party to the Agreement regarding the European Economic Area (a “Third State”) that has concluded a tax treaty with the Netherlands containing a provision for dividends, resident there and it is not transparent for tax purposes according to the tax law of such state; and

2.

the non-resident Shareholder has an interest in us for which the participation exemption as referred to in article 13 Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969, or “CITA”) or the participation credit under article 13aa CITA would apply if the Shareholder would be a resident in the Netherlands; and

3.

the non-resident Shareholder is, according to a tax treaty concluded by its state of residence with another state, not considered resident in a Third State that has not concluded a tax treaty with the Netherlands containing a provision for dividends; and

4.	the non-resident Shareholder does not carry out duties or activities comparable to an investment institution as described in article 6a or article 28 CITA respectively; and

5.

the non-resident Shareholder does not hold the interest as mentioned under 2 here above with (one of) the main purpose(s) of the evasion of Dutch dividend withholding tax in the hands of another person and there is not an artificial arrangement or transaction or series thereof in place whereby: (i) an arrangement or transaction may consist of several steps or components; (ii) an arrangement or transaction or series thereof is regarded artificial to the extent it is not put in place for valid commercial reasons which reflect economic reality.

A non-resident Shareholder which is resident in a Member State of the European Union with which the Netherlands has concluded a tax treaty that provides for a reduction of Dutch tax on dividends based on the ownership of the number of voting rights, the test mentioned under 2 above is also satisfied if the non-resident Shareholder owns voting rights in us for which the participation exemption as referred to in article 13 CITA or a tax credit under article 13aa CITA would apply if the shareholder would be a resident in the Netherlands.

Pursuant to domestic anti-dividend stripping rules, no exemption from Dutch dividend withholding tax, refund or reduction of Dutch dividend withholding tax shall apply if the recipient of the dividend paid by us is not considered the beneficial owner (uiteindelijk gerechtigde) as meant in these rules, of such dividends. The Dutch tax authorities have taken the position that this beneficial ownership test can also be applied to deny relief from Dutch dividend withholding tax under tax treaties and the Tax Arrangement for the Kingdom (Belastingregeling voor het Koninkrijk).

A non-resident Shareholder which is subject to Dutch income tax or Dutch corporate income tax in respect of any benefits derived or deemed to be derived from our common stock, including any capital gain realized on the disposal thereof, can generally credit the Dutch dividend withholding tax against its Dutch income tax or its Dutch corporate income tax liability, as applicable, and is generally entitled to a refund pursuant to a negative tax assessment if and to the extent the Dutch dividend withholding tax, together with any other creditable domestic and/or foreign taxes, exceeds its aggregate Dutch income tax or its aggregate Dutch corporate income tax liability, respectively

Conditional withholding tax on dividends as of January 1, 2024

As of January 1, 2024, a Dutch conditional withholding tax will be imposed on dividends distributed by us to entities related to us (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

1.	is considered to be resident in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (a “Listed Jurisdiction”);

2.	has a permanent establishment located in a Listed Jurisdiction to which the common stock are attributable;

3.

holds the common stock for the main purpose or one of the main purposes to avoid taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions;

4.	is not considered to be the beneficial owner of the common stock in its jurisdiction of residences because such jurisdiction treats another entity as the beneficial owner of the common stock;

5.	is not resident in any jurisdiction; or

6.

is a reverse hybrid (within the meaning of article 2, paragraph 12, of the CITA), if and to the extent (i) there is a participant in the reverse hybrid which is related to the reverse hybrid, (ii) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (iii) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by us without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (currently 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (currently 25.8%).

Taxes on Income and Capital Gains

Residents of the Netherlands

Individuals

A Shareholder, who is an individual resident or deemed to be resident in the Netherlands for Dutch income tax purposes will be subject to Dutch personal income tax at the progressive rates (up to a maximum rate of

49.50% (2023)) under the Dutch Income Tax Act 2001 on the income derived from the common stock shares and gains realized on the disposal thereof if:

•

such Shareholder derives any benefits from the common stock, which are attributable to an enterprise of such Shareholder, whether as an entrepreneur or pursuant to a co-entitlement to the net worth (medegerechtigd tot het vermogen) of an enterprise other than as a shareholder or an entrepreneur; or

•

such income or gain is taxable in the hands of such Shareholder as benefits from miscellaneous activities (resultaat uit overige werkzaamheden), including but not limited to activities with respect to the common stock that are beyond the scope of regular active portfolio management activities (normaal, actief vermogensbeheer).

If neither of the two abovementioned conditions apply, the individual Shareholder will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, the annual taxable benefit of all the assets and allowable liabilities of a Shareholder who is taxed under this regime, including the common stock, is set at a deemed return on the fair market value of the assets reduced by the allowable liabilities on January 1 of each year.

The deemed return in 2023 for savings and debts will be determined in early 2024. The deemed return in 2023 for other assets (real estate, shares and bonds) will be 6.17%. This deemed return is subject to income tax at a flat rate of 32%. Taxation only occurs if and to the extent the fair market value of the assets reduced by the allowable liabilities exceeds a threshold (heffingvrij vermogen) of €57,000 (2023). The deemed return will be adjusted annually.

On December 24, 2021, the Dutch Supreme Court ruled that the Dutch income tax levy on savings and investments in 2017 and 2018 violated the European Convention on Human Rights. The tax consequences of that ruling are not immediately clear. The Dutch Government intends to start calculating the taxation on savings and investments on actual returns realized from savings and investments (instead of on a deemed return) starting in 2026. Prospective investors should carefully consider the tax consequences of this Supreme Court ruling and consult their own tax adviser about their own tax situation.

Corporate entities

Generally, a Shareholder that is a corporation, another entity with a capital divided into shares, a cooperative (association), or another legal entity that has an enterprise to which the common stock are attributable, that is resident or deemed to be resident in the Netherlands for Dutch corporate income tax purposes will be subject to Dutch corporate income tax, levied at a rate of 25.8% (19% over profits up to €200,000) over income derived from the common stock and gains realized upon the acquisition, redemption and disposal of common stock (rates and brackets for 2023).

If and to the extent that such Shareholder is eligible for the application of the participation exemption with respect to income derived from the common stock, any gains and losses (with the exception of liquidation losses under strict conditions) realized on the common stock are exempt from Dutch corporate income tax.

Non-residents of the Netherlands (including but not limited to U.S. Shareholders)

Individuals

A Shareholder, who is an individual not resident or deemed to be resident in the Netherlands for Dutch income tax purposes will not be subject to any Dutch taxes on income or capital gains in respect of dividends distributed by us or in respect of any gain realized on the disposal or deemed disposal of common stock (other than dividend withholding tax as described above), except if:

•

such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the common stock are attributable; or

•

such income or gain is taxable in the hands of such Shareholder as benefits from miscellaneous activities in the Netherlands, including but not limited to activities with respect to the common stock that are beyond the scope of regular active portfolio management activities.

If one of the two abovementioned conditions apply, the income or gains in respect of dividends distributed by us or in respect of any capital gain realized on the disposal or deemed disposal of common stock will in general be subject to Dutch personal income tax at the progressive rates up to 49.50% (2023).

Corporate entities

A Shareholder, that is not an individual, and is not resident or deemed to be resident in the Netherlands for Dutch corporate income tax purposes, will not be subject to any Dutch taxes on income or capital gains in respect of dividends distributed by us, or in respect of any gain realized, on the disposal or deemed disposal of common stock (other than dividend withholding tax as described above), except if:

1.

such Shareholder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands, to which the common stock are attributable; or

2.

such Shareholder has a substantial interest or a deemed substantial interest in us, which interest is held with (one of) the main purpose(s) of the evasion of income tax in the hands of another person and there is an artificial arrangement or transaction or series thereof whereby: (i) an arrangement or transaction may consist of several steps or components; (ii) an arrangement or transaction or series thereof is regarded artificial to the extent it is not put in place for valid commercial reasons which reflect economic reality; or

3.

such Shareholder is an entity resident of Aruba, Curaçao or Saint Martin with a permanent establishment or permanent representative in Bonaire, Saint Eustatius or Saba to which such income or gain is attributable, and the permanent establishment or permanent representative would be deemed to be resident of the Netherlands for Dutch corporate income tax purposes (i) had the permanent establishment been a corporate entity (lichaam), or (ii) had the activities of the permanent representative been conducted by a corporate entity, respectively.

A Shareholder as mentioned under 1 here above is not subject to Dutch corporate income tax for income and capital gains derived, if the common stock are attributable to the permanent establishment in the Netherlands and the participation exemption as referred to in article 13 CITA applies to those common stock.

If one of the abovementioned conditions applies, income derived from the common stock and gains realized on common stock will, in general, be subject to Dutch corporate income tax levied at a rate of 25.8% (19% over profits up to €200,000) (rates and brackets for 2023).

Gift or Inheritance Taxes

No Dutch gift or Dutch inheritance tax is due in respect of any gift, in form or in substance, of the common stock by, or inheritance of the shares on the death of a Shareholder except if:

•

at the time of the gift or death of the Shareholder, the Shareholder is resident, or deemed to be resident, in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, as applicable; or

•

in the case of a gift of common stock by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands (i) such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or (ii) the gift of common stock is made under a condition precedent (opschortende voorwaarde) and the Shareholder is resident, or is deemed to be resident in the Netherlands at the time the condition is fulfilled.

For purposes of the above, a gift of common stock made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

For purposes of Dutch gift or Dutch inheritance taxes, an individual not holding the Dutch nationality will be deemed to be resident in the Netherlands, inter alia, if such individual has been resident in the Netherlands at any time during the ten years preceding the date of the gift or such individual’s death. Additionally, for purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency in the Netherlands.

Value Added Tax

No Dutch value added tax will arise in respect of payments in consideration for the issue, acquisition, ownership and disposal of common stock, other than value added taxes on fees payable in respect of services not exempt from Dutch value added tax.

Other Taxes and Duties

No Dutch registration tax, capital tax, custom duty, transfer tax, stamp duty or any other similar tax or duty will be payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment, delivery or transfer of the common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations to U.S. Holders (as defined below) applicable to the purchase, ownership and disposition of our common stock. This summary is for general information only and deals only with common stock held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax issues discussed in this section, and, as a result, there can be no assurance that the IRS will not successfully challenge the conclusions reached in this section. This summary below is based upon the Code, existing and proposed Treasury Regulations promulgated thereunder, and applicable administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

The following discussion does not purport to be a comprehensive description of all of the U.S. federal income tax considerations with respect to the ownership of our common stock. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, or any tax treaties. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	retirement plans or individual retirement accounts;

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	certain former citizens or long-term residents of the United States; and

•	persons that actually or constructively own ten percent or more of the voting power or value of any class of our equity.

THIS DISCUSSION MAY NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States Persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or(ii) that has made a valid election under the current applicable Treasury Regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our common stock should consult with their own tax advisors regarding the U.S. federal income tax consequences to them of owning and disposing of our common stock.

Distributions with Respect to Common Stock

If we make distributions of cash or other property to U.S. Holders, subject to the passive foreign investment company (“PFIC”) rules discussed below, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares of our common stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of our common stock. Any remaining portion of the distribution will be treated as gain from the sale or exchange of the common stock and will be treated as described below in the section entitled “Gain or Loss on Sale, Exchange, or Other Taxable Disposition of Our Common Stock”.

Any portion of a distribution that is treated as a dividend paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Distributions treated as dividends paid to a non-corporate U.S. Holder generally will constitute a “qualified dividends” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate, provided that our common stock is readily tradable on an established securities market in the United States (such as the NYSE) (or, alternatively, we qualify for benefits under a comprehensive income tax treaty with the United States) and certain holding period and other requirements are met, including that we are not classified as a PFIC during the taxable year in which the dividend is paid or a preceding taxable year. If such requirements are not satisfied with respect to a dividend, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. The dividend income will include any amounts withheld by us in respect of Dutch taxes. U.S. Holders should consult with their own tax advisors regarding the availability of the lower preferential tax rate for qualified dividend income for any dividends paid with respect to our common stock.

Distributions treated as dividends paid with respect to our common stock will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income”, for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes. The rules governing foreign tax credits are very complex and are not described completely herein. U.S. Holders should consult their own tax advisors regarding the availability of, and limitations on, any foreign tax credits arising with respect to their shares of our common stock.

Gain or Loss on Sale, Exchange, or Other Taxable Disposition of Our Common Stock

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, or other taxable disposition of its shares of our common stock in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale, exchange, or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its shares of our common stock generally will equal the U.S. Holder’s purchase price of such common stock less any prior distributions on such common stock paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares disposed of is greater than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. In addition, the deductibility of capital losses is subject to limitations.

PFIC Rules

We are a naamloze vennootschap organized under the laws of the Netherlands and we expect be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In general, if we were treated as a PFIC with respect to a particular U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

•

at least 75% of our gross income for such taxable year, including our pro rata share of the gross income of any corporation in which we are considered to own at least 25% of the shares by value, consists of passive income, which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets; or

•

at least 50% of our assets in a taxable year (ordinarily determined based on fair market value, subject to certain exceptions, and averaged quarterly over the year), including our pro rata share of the assets of any corporation in which we are considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

Based upon our current and projected income and assets and our market capitalization, we do not believe we were a PFIC in 2022 and do not expect to be one for the foreseeable future. Because, however, PFIC status depends, among other things, upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be considered to be a PFIC for the current or any future taxable year.

If we were treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to special rules resulting in increased tax liability with respect to (i) any “excess distribution” (generally, the portion of any dividends received by the U.S. Holder on its shares of our common stock during a taxable year in excess of 125% of the average annual dividends received by the U.S. Holder during the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for its shares of our common stock), and (ii) any gain realized on the sale, exchange, or other disposition of its shares of our common stock. In addition, with certain exceptions, the U.S. Holder would be required to file an annual report on Form 8621 with the IRS. Under these special rules:

•	the U.S. Holder’s excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for its shares of our common stock;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder received the excess distribution or realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of our taxable year for which we were a PFIC, would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

If we are a PFIC for any year during which a U.S. Holder holds shares of our common stock, we generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds the shares, even if we cease to meet the threshold requirements for PFIC status.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

A U.S. Holder would be subject to different rules if the U.S. Holder were to make an election to treat us as a “Qualified Electing Fund” (a “QEF” election) or were to make a “mark-to-market” election with respect to its shares of our common stock.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION AND THE APPLICATION OF THE RULES FOLLOWING STOCK-FOR-STOCK EXCHANGES SUCH AS THE MERGER) ARE VERY COMPLEX AND ARE NOT DESCRIBED COMPLETELY HEREIN. U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

Backup Withholding and Information Reporting

Dividends paid to U.S. Holders with respect to our common stock and proceeds from the sale, exchange, or other disposition of our common stock may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS. Certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in our common stock constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to their ownership of our common stock.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF OWNING AND DISPOSING OF OUR COMMON STOCK. ALL POTENTIAL INVESTORS SHOULD CONSULT WITH THEIR

OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF THE U.S. FEDERAL INCOME TAX LAWS (AND ANY POTENTIAL FUTURE CHANGES THERETO) AND ANY OTHER TAX LAWS, INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY INCOME TAX TREATIES.

UNDERWRITING

The Company, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase from the selling shareholders the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC	2,577,777
J.P. Morgan Securities LLC	2,577,777
DNB Markets, Inc.	711,110
Barclays Capital Inc.	355,556
Evercore Group L.L.C.	355,556
HSBC Securities (USA) Inc.	355,556
Piper Sandler & Co.	355,556
RBC Capital Markets, LLC	355,556
Wells Fargo Securities, LLC	355,556

Total	8,000,000

The underwriters are committed to take and pay for all of the shares being offered by the selling shareholders, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,200,000 shares from the selling shareholders at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. They may exercise that option for 30 days after the date of the underwriting agreement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total Without Exercise of Option to Purchase Additional Shares	Total With Full Exercise of Option to Purchase Additional Shares
Shares sold by the selling shareholders	$0.7425	$5,940,000	$6,831,000

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.4455 per share from the public offering price. After the offering of the shares to the public, if all of the shares of common stock are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company’s directors and executive officers and the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock (“lock-up securities”) or make any demand for or exercise any right with respect to the registration of any lock-up securities during the period from the date of this prospectus supplement continuing through the 60th day following the date of this prospectus supplement (the “lock-up period”), except with the prior written consent of the representatives. During the lock-up period, the

Company has agreed with the underwriters, subject to certain exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any securities of the Company that are substantially similar to the common stock, including any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, without the prior written consent of the representatives.

Notwithstanding the restrictions in the immediately preceding paragraph:

•	the Company may:

○	file any registration statement on Form S-8 or a successor form thereto relating to any employee stock options plans; and

○

file any registration statement required to be filed upon request of any holder of registrable securities pursuant to a registration rights agreement in effect on the date of this prospectus supplement; and

•	our officers, directors and the selling shareholders may:

○	transfer lock-up securities pursuant to the underwriting agreement;

○

transfer lock-up securities (i) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes, (ii) upon death by will, other testamentary document or intestate succession, (iii) if the lock-up party is a natural person, to any member of the lock-up party’s immediate family (for purposes of these restrictions, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party or, if the lock-up party is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) if the lock-up party is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of the lock-up party, or to any investment fund or other entity which fund or entity is controlled or managed by the lock-up party or affiliates of the lock-up party, or (B) as part of a distribution by the lock-up party to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders, (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee, (ix) if the lock-up party is not an officer or director of the Company, in connection with a sale of the lock-up party’s shares of common stock acquired in open market transactions after the closing date of this offering, (x) in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net,” “cashless” or “broker-assisted cashless” exercise) that are scheduled to expire or automatically vest during the lock-up period, including any transfer or sale to cover the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, provided that any securities received upon such vesting, settlement, exercise or conversion after such transfer or sale shall be subject to the terms of the lock-up agreement, (xi) pursuant to a trading plan adopted pursuant to Rule 10b5-1 of the Exchange Act prior to the date hereof and disclosed to the representatives, provided, that, to the extent a public announcement, report or filing under the Exchange Act is required of or voluntarily made by or on behalf of the lock-up party or the Company in connection with any such sales during the lock-up period, such announcement, report or filing shall include a statement to the effect that such sales have been executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act, or (xii) with the prior written consent of the representatives on behalf of the underwriters; provided that (A) in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) above, such transfer or distribution shall not involve a disposition for value, (B) in the case of clauses (i), (iii), (iv), (v), (vi)(A) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, shall sign and deliver a lock-up agreement, (C) in the case of clauses (ii), (iii), (iv), (v) and (vi)(A) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of lock-up securities by the lock-up party shall be required or shall be voluntarily made in connection with such transfer or distribution, and (D) in the case of clauses (vii), (viii), (ix) and (x) above, no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made, and if any such filing, report or announcement shall be legally required during the lock-up period, such filing, report or announcement shall clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clause (vii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement;

○

enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the lock-up party’s lock-up securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the lock-up period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be required or shall be voluntarily made regarding the establishment of such plan during the lock-up period; and

○

transfer the lock-up party’s lock-up securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is made to all holders of the Company’s capital stock involving a change of control of the Company.

Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause the market price of the common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Our common stock is listed on the NYSE under the symbol “XPRO.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters and selling shareholders may engage in passive market making transactions in the shares on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million. The Company has agreed to pay certain of the selling shareholders’ expenses for this offering. The Company has agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”).

The Company and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their respective affiliates are lenders under the Company’s revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each EEA Member State (each a “Relevant Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant Member State at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of common stock shall require the Company and/or selling shareholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of common stock under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:

(i)	it is a qualified investor within the meaning of the Prospectus Regulation; and

(ii)

in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the shares of common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares of common stock in the offering.

United Kingdom

This prospectus supplement and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares of common stock are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares of common stock will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of common stock shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any shares of common stock in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their affiliates that it meets the criteria outlined in this section.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors (“Exempt Investors”), available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the selling shareholders or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Van Campen Liem, Amsterdam, The Netherlands. Certain legal matters related to the offering will be passed upon for us and the selling shareholders by Gibson, Dunn & Crutcher LLP, Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Expro Group Holdings N.V. as of and for the years ended December 31, 2021 and 2020, incorporated by reference in this prospectus, and the effectiveness of Expro Group Holdings N.V.’s internal control over financial reporting as of December 31, 2021 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in auditing and accounting.

The consolidated financial statements of Expro Group Holdings International Limited as of and for the year ended December 31, 2019 appearing in the Annual Report on Form 10-K for the year ended December 31, 2021, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Frank’s International N.V. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference herein in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to change in accounting method for leases as of January 1, 2019 due to the adoption of the provisions of Accounting Standards Codification Topic 842 – Leases, as amended.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We make available free of charge on our website, www.expro.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the securities offered by this prospectus supplement. This prospectus supplement, which constitutes part of the registration statement, does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement.

We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed), prior to the termination of the offering under this prospectus supplement:

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 8, 2022, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A for our 2022 Annual General Meeting of Shareholders filed on April 1, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, filed on May 5, 2022, August 4, 2022 and November 3, 2022, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on June 1, 2022 and January 12, 2023; and

•

the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 8, 2022, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Expro Group Holdings N.V.

Attention: Investor Relations

1311 Broadfield Boulevard, Suite 400

Houston, Texas 77084

(713) 463-9776

Other than the documents expressly incorporated herein by reference, information on our website, or any other website that is referred to in this prospectus supplement, is not incorporated by reference into this prospectus supplement and does not constitute part of this prospectus supplement.

PROSPECTUS

Expro Group Holdings N.V.

Common Stock

Debt Securities

Warrants

We or selling securityholders may offer from time to time an indeterminate amount of our common stock, debt securities (which may be senior, senior subordinated or subordinated) and warrants. We refer to these shares of common stock, debt securities and warrants collectively as the “securities.” The securities may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we or any of the selling securityholders will offer these securities. Each time we or any of the selling securityholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we or any of the selling securityholders will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “XPRO.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 for information about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 12, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. In addition, selling securityholders identified in a prospectus supplement may, from time to time, sell securities described in this prospectus. This prospectus provides you with a general description of the securities that we or the selling securityholders may offer. Each time we or any selling securityholders use this prospectus to offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. Neither we nor the selling securityholders have authorized anyone else to provide you with any information other than that included or incorporated by reference in this prospectus and the applicable prospectus supplement and we can provide no assurance as to the reliability of such information. This prospectus is not making an offer to sell in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

In this prospectus or any prospectus supplement, unless the context requires otherwise or unless otherwise noted, the terms “we,” “us,” “our,” “Expro” and the “Company” refer to Expro Group Holdings N.V. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol “XPRO.” We make available free of charge on our website, www.expro.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information furnished rather than filed), prior to the termination of the offerings under this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March  8, 2022, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A for our 2022 Annual General Meeting of Shareholders filed on April 1, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 5, 2022, August 4, 2022 and November 3, 2022, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on June 1, 2022 and January 12, 2023; and

•

the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 8, 2022, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Expro Group Holdings N.V.

Attention: Investor Relations

1311 Broadfield Boulevard, Suite 400

Houston, Texas 77084

(713) 463-9776

Other than the documents expressly incorporated herein by reference, information on our website, or any other website that is referred to in this prospectus, is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements include those that express a belief, expectation or intention, as well as those that are not statements of historical fact. Forward-looking statements include information regarding our future plans and goals and our current expectations with respect to, among other things:

•	our business strategy and prospects for growth;

•	post-merger integration;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount and timing of any future share repurchases;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	the exploration, development and production activities of our customers;

•	the market for our existing and future products and services;

•	competition and government regulations; and

•	general economic and political conditions, including political tensions, conflicts and war (such as the ongoing conflict in Ukraine).

These forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “goal,” “plan,” “intend,” “potential,” “predict,” “project,” “may,” “outlook,” or other terms that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. Forward-looking statements are not assurances of future performance and involve risks and uncertainties. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

•

uncertainty relating to global crude oil demand and crude oil prices that correspondingly may lead to significant reductions in oil and gas activity, which in turn could result in significant declines in demand for our products and services;

•

uncertainty regarding the extent and duration of the remaining restrictions in the United States and globally on various commercial and economic activities due to COVID-19, including uncertainty regarding the re-imposition of restrictions due to resurgences in infection rates;

•

uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the products and services we provide and the commercial opportunities available to us;

•	the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

•	unique risks associated with our offshore operations;

•

political, economic and regulatory uncertainties in our international operations, including the impact of actions taken by members of the Organization of Petroleum Exporting Countries and certain other oil producing nations with respect to production levels and the effects thereof;

•	our ability to develop new technologies and products;

•	our ability to protect our intellectual property rights;

•	our ability to attract, train and retain key employees and other qualified personnel;

•	operational safety laws and regulations;

•	international trade laws and sanctions;

•

severe weather conditions and natural disasters, and other operating interruptions (including explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	policy or regulatory changes;

•	the overall timing and level of transition of the global energy sector from fossil-based systems of energy production and consumption to more renewable energy sources;

•	perception related to our environmental, social and governance (“ESG”) performance as well as current and future ESG reporting requirements; and

•	uncertainty with respect to integration and realization of expected synergies following completion of the merger between the Company and Expro Group Holdings International Limited.

These and other important factors that could affect our operating results and performance are described in (1) Part I, Item 1A “Risk Factors” and in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2021, (2) our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, (3) our other reports and filings we make with the SEC from time to time and (4) other announcements we make from time to time. Should one or more of the risks or uncertainties described in the documents above or in this prospectus or in the documents we incorporate by reference herein occur, or should underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statements. All such forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this section.

ABOUT US

We are a global provider of energy services with operations in approximately 60 countries. Our portfolio of capabilities includes products and services related to well construction, well flow management, subsea well access, and well intervention and integrity, which enhance production and improve recovery across the well lifecycle, from exploration through abandonment. We have approximately 7,600 employees and provide services and solutions to leading exploration and production companies in both onshore and offshore environments.

Our principal executive offices are located at 1311 Broadfield Boulevard, Suite 400, Houston, Texas 77084, and our telephone number at that address is (713) 463-9776. We maintain a website at www.expro.com. Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	the repayment, refinancing or redemption of outstanding indebtedness or other securities;

•	working capital;

•	capital expenditures; and

•	acquisitions of complementary businesses or other assets.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of outstanding indebtedness.

We will not receive any proceeds from the sale of any securities by any selling securityholder offered under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The material provisions of our articles of association and particular provisions of Dutch law relevant to our statutory existence and the Dutch Corporate Governance Code are summarized below. This summary does not restate our articles of association or relevant Dutch law in their entirety. While we believe that this summary contains all of the information about our articles of association important to your decision to subscribe for the shares of our common stock, it does not include all of the provisions that you may feel are important. Our articles of association, and not this summary, define your rights as a holder of shares of our common stock. Our articles of association are registered at the Dutch Trade Register, and an English translation has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Our file number with the Dutch Trade Register is 34241787.

Authorized Capital

As of the date of this prospectus, our authorized capital amounts to twelve million euro (EUR 12,000,000) and is divided into 200,000,000 shares of common stock, each with a nominal value of six eurocent €0.06. No preferred shares are currently authorized by our articles of association.

Under Dutch law, our authorized capital stock is the maximum capital that we may issue without amending our articles of association. An amendment of our articles of association would require a resolution from the general meeting of shareholders.

Issuance of Capital Stock

Under Dutch law, we may only issue capital stock pursuant to a resolution of the general meeting of shareholders, unless another corporate body has been designated to do so by a resolution of the general meeting of shareholders or by our articles of association.

Our Board was designated by our articles of association for a period of five years from May 19, 2017 to issue shares and grant rights to subscribe for shares up to the amount of unissued shares in our authorized capital stock. The designation may be extended from time to time, with periods not exceeding five years, by a resolution of the general meeting of shareholders adopted with a simple majority. If and when said authority is not or no longer delegated to another corporate body, the general meeting of shareholders may only decide to issue shares and grant rights to subscribe for shares at the proposal of the Board. Our Board is currently authorized, by resolution approved at the 2022 annual general meeting held on May 25, 2022, to issue shares up to 20% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction for a period of 18 months from such meeting. It is our intention to propose to renew such authorization at each annual general meeting of shareholders.

Pre-Emptive Rights

Under Dutch law, in the event of an issuance of shares of common stock, each holder of common stock will have a pro rata preemptive right based on the number of shares of common stock held by such shareholder. Preemptive rights do not apply with respect to shares of common stock issued against contributions other than in cash or shares of common stock issued to our employees or the employees of one of our group companies.

The above referenced resolution approved at the 2022 annual general meeting held on May 25, 2022, to authorize our board to issue shares, also included the authority to limit or exclude any pre-emptive rights to which shareholders may be entitled in connection with the issuance of shares for a period of 18 months from such meeting. It is our intention to propose to renew such authorization at each annual general meeting of shareholders.

Repurchase of Shares of Capital Stock

Under Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own fully paid-up shares, subject to certain provisions of Dutch law and the company’s articles of association. We may acquire our own fully paid-up shares either without paying any consideration, or in the event any consideration must be paid only if (i) our shareholders’ equity less the acquisition price is not less than the sum of paid-up and called-up capital and any reserve required to be maintained by law or our articles of association, (ii) we and our subsidiaries would not thereafter hold or hold shares as a pledgee with an aggregate par value exceeding 50% of our issued capital stock and (iii) the general meeting of shareholders has authorized the Board to effect such acquisitions.

Our Board is currently authorized, by resolution approved at the 2022 annual general meeting held on May 25, 2022, to repurchase up to a total of 10% of the issued share capital, at a price between $0.01 and 105% of the market price on the NYSE, for a period of 18 months from such meeting. It is our intention to propose to renew such authorization at each annual general meeting.

Capital Reduction

Subject to Dutch law and our articles of association, pursuant to a proposal of the Board, the general meeting of shareholders may resolve to reduce the outstanding capital stock by cancellation of shares or by reducing the nominal value of the shares by means of an amendment to our articles of association. Dutch law requires that this resolution be adopted by an absolute majority of votes cast, or by a two-thirds majority of the votes cast, if less than half of the issued capital stock is present or represented at the meeting.

Dividends

Subject to certain exceptions, Dutch law provides that dividends may only be paid out of profits as shown in our annual financial statements as adopted by the general meeting of shareholders. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of paid-up capital and any reserves that must be maintained under the law or our articles of association. Interim dividends may be declared as provided in our articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up capital plus any reserves that must be maintained under the law or our articles of association as apparent from an interim statement of assets and liabilities prepared on the basis of generally accepted accounting principles. Interim dividends should be regarded as advances on the final dividend that a company intends to declare with respect to the ongoing financial year or—if the annual accounts have not yet been adopted—the previous financial year.

Should it be determined that any distribution made was not permitted, the shareholders or any other person entitled to profits must repay the dividends declared to the extent such shareholder or person was or ought to have been aware that the distribution was not permitted.

Pursuant to our articles of association, the Board, decides what portion of our profit is to be held as reserves. Holders of our common stock are not entitled to any dividends unless declared by our Board.

General Meeting of Shareholders

Procedures and Admissions

Pursuant to our articles of association, general meetings of shareholders are held in the municipality of Amsterdam, The Netherlands or at Schiphol (Municipality of Haarlemmermeer, The Netherlands). A general meeting of shareholders will be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of our financial year.

Extraordinary general meetings of shareholders will be held as frequently as needed; however, they must be convened by the Board or by shareholders and holders of depositary receipts issued with the cooperation of the Company, together representing at least one-tenth of the issued capital (the “Requesting Shareholders”). The Requesting Shareholders are only authorized to call the extraordinary general meeting themselves if it is evidenced that the Requesting Shareholders have requested the Board to call a general meeting in writing, exactly stating the matters to be discussed, and the Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. If the Requesting Shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the Board to call the general meeting. The Board must give public notice of a general meeting of shareholders or an extraordinary meeting of shareholders, by at least such number of days prior to the day of the meeting as required by Dutch law, which is currently fifteen days.

The agenda for a meeting of shareholders must contain such items as the Board or the person or persons convening the meeting determine. The agenda shall also include any matter, the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by Dutch law, which is currently set at three percent. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request.

The agenda for the annual general meeting of shareholders shall contain, among other items, items placed on the agenda in accordance with Dutch law and our articles of association, the consideration of the annual report, the discussion and adoption of our annual accounts, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the Board, including the filling of any vacancies on the Board, the proposals placed on the agenda by the Board, including but not limited to a proposal to grant discharge to the members of the Board from liability in respect of the exercise of their duties during the financial year, together with the items proposed by shareholders in accordance with provisions of Dutch law and our articles of association.

Shareholders are entitled to attend our general meeting of shareholders, to address the general meeting of shareholders and to vote, either in person or represented by a person holding a written proxy. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically.

The holder of a right of usufruct or a pledgee with voting rights is entitled to request an item to be placed on the agenda of the general meeting of shareholders, to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote.

The Temporary Act COVID-19 Justice and Security (Tijdelijke wet COVID-19 Justitie en Veiligheid) (the “Temporary Act”) came into force in 2020. This Temporary Act provides, among other things, for special arrangements for general meetings of shareholders of companies. Under the Temporary Act, it is possible to deviate from any provisions in a company’s articles of association that require holding physical shareholder meetings. The Temporary Act will remain in force until February 1, 2023. However, the Temporary Act is not expected to be extended again and virtual-only meetings will no longer be allowed from February 1, 2023. A hybrid meeting remains possible, if a company’s articles of association provide for this. Our articles of association provide the possibility to hold hybrid meetings in article 35 paragraph 6.

On December 7, 2022, a preliminary bill for a permanent statutory regulation of the virtual-only shareholders’ meeting of companies was made available for public consultation. Virtual-only shareholders’ meetings will then only be possible if a company’s articles of association provide for this, which would require an amendment to our articles of association.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the company’s articles of association explicitly allow such practice and (ii) all shareholders are in favor of the resolution to be adopted. Our articles of association, however, do not provide for shareholder action by written consent as it is not practicable for a listed company.

Members of the Board are authorized to attend general meetings of shareholders. They have an advisory vote. The general meeting shall be chaired by the Chairman of the Board or by another non-executive director appointed for that purpose by the Board.

Voting Rights

Under Dutch law and our articles of association, each share of common stock confers the right to cast one vote at the general meeting of shareholders. Resolutions by the general meeting of shareholders must be adopted by an absolute majority of votes cast, unless another standard of votes and / or a quorum is required by virtue of Dutch law or our articles of association. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting, except in specific instances prescribed by Dutch law or our articles of association.

Each shareholder has the right to participate in, address and exercise its right to vote at the general meeting of shareholders in person or by written proxy or by electronic means of communication, subject to certain conditions for the use of electronic means of voting set by or pursuant to our articles of association.

No votes may be cast at a general meeting of shareholders on the shares held by us or our subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of the shares held by us or our subsidiaries in our capital stock are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct or a right of pledge.

Under Dutch law, our Board is not required to set a record date for a general meeting to determine those shareholders that are entitled to vote at the general meeting. Our Board has selected to adopt a record date. Dutch law requires that the record date be on the 28th day prior to the date of the general meeting. Shareholders as of the record date shall be deemed entitled to attend and to vote at the general meeting. There is no specific provision in Dutch law relating to adjournment of the general meeting of shareholders.

Nomination Right

Pursuant to our articles of association, our Board consists of one or more executive directors and one or more non-executive directors. The total number of directors, as well as the number of executive directors and non-executive directors, is determined by the Board.

The directors are appointed on recommendation of the Board. A recommendation submitted on time is binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

Pursuant to the Director Nomination Agreement, T. Rowe Price Associates, Inc. (formerly, Oak Hill Advisors, L.P.) has the right to designate two persons as its nominees for election to the Board provided that it owns at least 20% of the Company’s outstanding common stock (and one person if it owns at least 10%, but less than 20%, of the outstanding common stock). Also, the Mosing Parties (as defined in the Director Nomination Agreement) have the right to designate one person as their nominee for election to the Board as long as they own at least 10% of the Company’s outstanding common stock.

Shareholder Vote on Certain Reorganizations

Under Dutch law, the approval of our general meeting of shareholders is required for any significant change in the identity of us or our business.

Appraisal Rights

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights.

Anti-Takeover Provisions

Under Dutch law, protective measures against takeovers are possible and permissible, within the boundaries set by Dutch law and Dutch case law.

The following resolutions and provisions of our articles of association may have the effect of making a takeover of our company more difficult or less attractive, including:

•

our Board is designated to issue shares and grant rights to subscribe for shares of common stock, up to 20% of the issued share capital, and to limit or exclude pre-emptive rights on shares, both for a period of 18 months from May 25, 2022; and

•	shareholder action by written consent is not permitted, thereby requiring all shareholder actions to be taken at a general meeting of shareholders.

Inspection of Books and Records

The Board provides all information required by Dutch law at the general meeting of shareholders and makes the information available to individual shareholders at the office of the company with copies available upon request. The part of our shareholders’ register kept in The Netherlands is available for inspection by the shareholders.

Amendment of Our Articles of Association

The general meeting of shareholders is able to effect an amendment of our articles of association only upon a proposal of our Board. A proposal to amend our articles of association whereby any change would be made in the rights which vest in the holders of shares in a specific class in their capacity as such, shall require the prior approval of the meeting of the holders of the shares of that specific class.

Dissolution, Merger or Demerger

The general meeting of shareholders will only be able to effect a dissolution of the company. The liquidation of the company shall be carried out by the directors, if and to the extent the Board has not appointed one or more other liquidators.

Under Dutch law, a resolution for a legal merger (juridische fusie) or legal demerger (juridische splitsing) is adopted in the same manner as a resolution to amend a company’s articles of association. The general meeting of shareholders may, in accordance with the relevant merger proposal by the Board, adopt a resolution for a legal merger or legal demerger by an absolute majority of the votes cast, unless less than half of the issued capital stock is present or represented at the meeting, in which case a two-thirds majority is required.

Shareholder Suits

If a third party is liable to a Dutch company, under Dutch law generally shareholders do not have the right to bring an action on behalf of the company or bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their stock. Only in the event that the cause for the liability of such third party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent may that shareholder have an individual right of action against such third party on its own behalf to recover such damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example, declaring that a party has acted wrongfully or has breached fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement, which provides for monetary compensation of damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three months). Such individual injured party may also individually institute a civil claim for damages within the aforementioned term.

Squeeze-Out

Under Dutch law, a shareholder who holds at least 95% of our issued capital for its own account may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder. The proceedings are held before the Enterprise Division (Ondernemingskamer) of the Court of Appeal in Amsterdam, which may award the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will render an opinion to the Enterprise Chamber on the value of the shares. The court shall disallow the proceedings against all other defendants if (i) notwithstanding compensation, a defendant would sustain serious tangible loss by the transfer; (ii) the defendant is the holder of a share in which a special right of control of the company is vested under the company’s articles of association; or (iii) a claimant has, as against a defendant, renounced his power to institute such proceedings. Once the order for transfer has become final, the acquirer must give written notice of the price and the date on which and the place where the price is payable to the minority shareholders whose addresses are known to the acquirer. Unless all addresses are known to the acquirer, it must also publish the same in a daily newspaper with nationwide distribution

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock trades on the NYSE under the symbol “XPRO.”

DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Expro Group Holdings N.V. and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities, unsecured senior subordinated debt securities and unsecured subordinated debt securities will be issued under separate indentures to be entered into by us and a trustee to be named in a prospectus supplement.

If we issue any debt securities using this prospectus, we will file a form of the applicable indenture by amendment to the registration statement of which this prospectus forms a part or as an exhibit to a document to be incorporated by reference herein. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to any of our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplemental indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplemental indenture, to all of our senior and senior subordinated indebtedness.

We will include the specific terms of each series of the debt securities being offered in a prospectus supplement.

DESCRIPTION OF WARRANTS

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the offered securities: (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. A description of the specific plan of distribution of the securities that may be offered pursuant to this prospectus, including any underwriters, dealers, agents or direct purchasers and their compensation, will be set forth in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the Debt Securities, certain legal matters relating to United States law and certain matters relating to United States federal income taxation will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. Unless otherwise indicated in an applicable prospectus supplement, the validity of the common stock and warrants being offered by this prospectus and other legal matters concerning this offering relating to Dutch law will be passed upon for us by Van Campen Liem, Amsterdam, The Netherlands. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Expro Group Holdings N.V. as of and for the years ended December 31, 2021 and 2020, incorporated by reference in this prospectus, and the effectiveness of Expro Group Holdings N.V.’s internal control over financial reporting as of December 31, 2021 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in auditing and accounting.

The consolidated financial statements of Expro Group Holdings International Limited as of and for the year ended December 31, 2019 appearing in the Annual Report on Form 10-K for the year ended December 31, 2021, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Frank’s International N.V. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference herein in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to change in accounting method for leases as of January 1, 2019 due to the adoption of the provisions of Accounting Standards Codification Topic 842 – Leases, as amended.

8,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan

DNB Markets	Barclays	Evercore ISI

HSBC	Piper Sandler	RBC Capital Markets	Wells Fargo Securities

January 12, 2023